Exhibit 99.1

PRELIMINARY PROXY CARD

SUBJECT TO COMPLETION

HealthCor Catalio Acquisition Corp. Extraordinary General Meeting

HealthCor Catalio Acquisition Corp.

55 Hudson Yards, 28th Floor

New York, New York 10001

EXTRAORDINARY GENERAL MEETING

OF SHAREHOLDERS OF HEALTHCOR CATALIO ACQUISITION CORP.

YOUR VOTE IS IMPORTANT

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON ____________, 2021.

The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement, dated _________, 2021, in connection with the extraordinary general meeting of Shareholders (the “extraordinary general meeting”) to be held at a.m. Eastern Time on _________, 2021, at the offices of Kirkland & Ellis LLP located at [601 Lexington Avenue, New York, New York 10022], and hereby appoints _________ and _________, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all ordinary shares of HealthCor Catalio Acquisition Corp. (“HealthCor”) registered in the name provided, which the undersigned is entitled to vote at the extraordinary general meeting, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in the accompanying proxy statement/prospectus.

THIS PROXY, WHEN EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 THROUGH 8.

(Continued and to be marked, dated and signed on reverse side)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3, 4, 5, 6, 7 and 8.

Proposal No. 1—The Business Combination Proposal—RESOLVED, as an ordinary resolution, that HealthCor’s entry into the Business Combination Agreement, dated as of July 7, 2021 (as the same has been or may be amended, modified, supplemented or waived from time to time, the “Business Combination Agreement”), by and among HealthCor, Optimus Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of HealthCor (“Merger Sub I”),

Optimus Merger Sub II, Inc., a Delaware corporation and wholly owned subsidiary of HealthCor (“Merger Sub II”), Hyperfine, Inc., a Delaware corporation (“Hyperfine”), and Liminal Sciences, Inc., a Delaware corporation (“Liminal”), pursuant to which Merger Sub I will merge with and into Hyperfine (the “Hyperfine Merger”), with Hyperfine surviving the Hyperfine Merger as a wholly owned subsidiary of HealthCor, and Merger Sub II will merge with and into Liminal (the “Liminal Merger” and, together with the Hyperfine Merger, the “Mergers”), with Liminal surviving the Liminal Merger as a wholly owned subsidiary of HealthCor (the “Business Combination Proposal”), and the transactions contemplated thereby, be approved, ratified and confirmed in all respects.

Proposal No. 2— The Domestication Proposal—RESOLVED, as a special resolution, that the change of HealthCor’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware (the “Domestication”) by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (HealthCor following the Domestication, “New Hyperfine” and such proposal, the “Domestication Proposal”) be approved, ratified and confirmed in all respects.

Proposal No. 3— The Organizational Documents Proposal—RESOLVED, as a special resolution, that, assuming the Business Combination Proposal and the Domestication Proposal are approved and adopted, the amendment and restatement of the Current Articles by their deletion and replacement with the proposed new certificate of incorporation (the “Proposed Charter”) and bylaws (the “Proposed Bylaws” and, together with the Proposed Charter, the “Proposed Organizational Documents”) of New Hyperfine, which, if approved, take effect immediately after the Domestication (the “Organizational Documents Proposal”), be approved and adopted.

Proposal No. 4— Advisory Charter Proposals—to consider and vote upon proposals to approve, on a non-binding advisory basis, certain governance provisions in the Proposed Charter, which are being presented separately in accordance with United States Securities and Exchange Commission (the “SEC”) guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions, as the following nine sub-proposals (each, an “Advisory Charter Proposal”):

(A)Advisory Charter Proposal 4A—RESOLVED, that the authorized share capital in the Proposed Charter be increased from 555,000,000 shares divided into 500,000,000 Class A ordinary shares, par value $0.0001 per share (the “Class A ordinary shares”), 50,000,000 Class B ordinary shares, par value $0.0001 per share (the “Class B ordinary shares” and, together with the Class A ordinary shares, the “ordinary shares”), and 5,000,000 preference shares, par value $0.0001 per share (the “preference shares”), to authorized capital stock of 628,000,000 shares, consisting of (i) 600,000,000 shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”), (ii) 27,000,000 shares of Class B common stock, par value $0.0001 per share (the “Class B common stock” and, together with the Class A common stock, the “common stock”), and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share.

(B)Advisory Charter Proposal 4B—RESOLVED, that the Proposed Charter provide that holders of shares of Class A common stock will be entitled to cast one vote per share of Class A common stock and (i) prior to the effective time of the Mergers (the “Effective Time”), holders of shares of Class B common stock will have the right to one vote per share of Class B common stock, and (ii) effective upon the Effective Time, holders of shares of Class B common stock will be entitled to cast 20 votes per share of Class B common stock on each matter properly submitted to New Hyperfine’s stockholders entitled to vote, as opposed to the Current Articles, which provides that each Class A ordinary share, and each Class B ordinary share is entitled to one vote per share on each matter properly submitted to HealthCor’s shareholders entitled to vote.

(C)Advisory Charter Proposal 4C—RESOLVED, that the Proposed Charter provide that any action required or permitted to be taken by the stockholders of New Hyperfine at any annual or special meeting of stockholders of New Hyperfine may be taken by written consent until the time the issued and outstanding shares of Class B common stock represent less than 50% of the voting power of the then outstanding shares of capital stock of New Hyperfine that would be entitled to vote in the election of directors, as opposed to the Current Articles, which provide that a resolution in writing signed by all of the shareholders entitled to vote at general meetings shall be as valid and effective as if the same had been passed at a duly convened and held general meeting.

(D)Advisory Charter Proposal 4D—RESOLVED, that amendments to certain provisions of the Proposed Charter relating to the rights of Class A common stock and Class B common stock will require (i) so long as any shares of Class B common stock remain outstanding, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Class B common stock, voting as a separate class, (ii) so long as any shares of Class A common stock remain outstanding, the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock, voting as a separate class, and (iii) the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of capital stock of New Hyperfine entitled to vote generally in the election of directors, voting together as a single class, as opposed to the Current Articles, which only require such an amendment to be approved by a special resolution passed by holders of at least two-thirds of HealthCor’s ordinary shares who attend in person or by proxy and vote at a general meeting.

(E)Advisory Charter Proposal 4E—RESOLVED, that the Proposed Bylaws may be amended, altered, repealed or adopted either (x) by the affirmative vote of a majority of the board of directors of New Hyperfine (the “New Hyperfine Board”) present at any regular or special meeting of the New Hyperfine Board at which a quorum is present or (y) (i) when the issued and outstanding shares of Class B common stock represents less than 50% of the voting power of the then outstanding shares of capital stock of New Hyperfine that would be entitled to vote in the election of directors, the affirmative vote of the holders of at least two-thirds of the voting power of the shares of capital stock of New Hyperfine that would be entitled to vote in the election of directors or, prior to such time, (ii) the affirmative vote of the holders of a majority of the voting power of the shares of capital stock of New Hyperfine that would be entitled to vote in the election of directors.

(F)Advisory Charter Proposal 4F—RESOLVED, that the Proposed Charter provide that the number of directors will be fixed and may be modified by the New Hyperfine Board; provided that, prior to the first date on which the issued and outstanding shares of Class B common stock represents less than 50% of the voting power of the then outstanding shares of capital stock of New Hyperfine that would be entitled to vote in the election of directors, the number of directors cannot exceed a certain threshold without the affirmative vote of the holders of a majority of the voting power of the shares of capital stock of New Hyperfine that would be entitled to vote in the election of directors, as opposed to the Current Articles, which provide that the number of directors will be determined by an ordinary resolution passed by holders of a majority of HealthCor’s ordinary shares who attend and vote, either in person or by proxy, at a general meeting.

(G)Advisory Charter Proposal 4G—RESOLVED, that the Proposed Charter provide that the New Hyperfine Board is not classified, and that the New Hyperfine directors shall serve for a term of one year, expiring at the next annual meeting of stockholders of New Hyperfine, as opposed to the Current Articles, which provide that HealthCor’s board of directors is divided into three classes, with each class elected for staggered three year terms.

(H)Advisory Charter Proposal 4H—RESOLVED, that the Proposed Charter provide that any or all directors of New Hyperfine may be removed from office at any time with or without cause and for any or no reason only with and immediately upon, (i) on or after the date on which the issued and outstanding shares of Class B common stock represents less than 50% of the voting power of the then outstanding shares of capital stock of New Hyperfine that would be entitled to vote in the election of directors, the affirmative vote of the holders of at least two-thirds of the voting power of the shares of capital stock of New Hyperfine that would be entitled to vote in the election of directors or (ii) prior to such time, the affirmative vote of the holders of a majority of the voting power of the shares of capital stock of New Hyperfine that would be entitled to vote in the election of directors, as opposed to the Current Articles, which provide that (i) prior to the consummation of a business combination, directors may be removed by an ordinary resolution passed by a majority of the holders of the Class B ordinary shares who attend in person or by proxy and vote at a general meeting or (ii) following the consummation of a business combination, directors may be removed by an ordinary resolution passed by holders of a majority of HealthCor’s ordinary shares who attend in person or by proxy and vote at a general meeting. Additionally, newly-created directorships resulting from an increase in the number of directors and any vacancies on the New Hyperfine Board may be filled by either the directors of the New Hyperfine Board or the New Hyperfine stockholders as set forth in the Proposed Charter.

(I)Advisory Charter Proposal 4I—RESOLVED, that various provisions in the Current Articles applicable only to blank check companies, including the provisions requiring that HealthCor have net tangible assets of at least $5,000,001 immediately prior to, or upon such consummation of, a business combination, be eliminated.

Proposal No. 5—The Stock Issuance Proposal—RESOLVED, as an ordinary resolution, that, assuming the Business Combination Proposal, the Domestication Proposal and the Organizational Documents Proposal are approved and adopted, for the purposes of complying with the applicable listing rules of The Nasdaq Stock Market (“Nasdaq”), the issuance of (i) an aggregate of 29,824,643 shares of Class A common stock to stockholders of Hyperfine pursuant to the terms of the Business Combination Agreement, (ii) an aggregate of 3,486,075 shares of Class A common stock to stockholders of Liminal pursuant to the terms of the Business

Combination Agreement, (iii) up to 10,000,000 shares of Class A common stock as earn-out consideration under the Business Combination Agreement (the “Earn-Out Shares”), (iv) an aggregate of 15,236,323 shares of Class B common stock (and up to 15,236,323 shares of Class A common stock issuable upon the conversion of the Class B common stock) to be issued to certain stockholders of Hyperfine and Liminal, (v) an aggregate of 21,314,000 shares of Class A common stock and 5,175,000 shares of Class B common stock to be issued in the Domestication (and 5,175,000 shares of Class A common stock to be issued upon the Conversion of such Class B common stock), and (vi) an aggregate of 12,610,000 shares of Class A common stock to certain institutional investors and accredited investors (collectively, the “PIPE Investors”) pursuant to subscription agreements (the “Subscription Agreements”) immediately prior to the closing of the Business Combination (the “Closing” and such proposal, the “Stock Issuance Proposal”) be approved and adopted.

Proposal No. 6—The Director Election Proposal—RESOLVED, as an ordinary resolution, that, assuming the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal and the Stock Issuance Proposal are approved and adopted, the appointment of seven directors who, effective immediately after the Effective Time, will become the directors of New Hyperfine until their respective successors are duly elected and qualified pursuant to the terms of the Proposed Charter (the “Director Election Proposal”) be approved and adopted.

Proposal No. 7—The Incentive Plan Proposal—RESOLVED, as an ordinary resolution, that, assuming the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Stock Issuance Proposal and the Director Election Proposal are approved and adopted, the Hyperfine, Inc. 2021 Equity Incentive Plan (the “Incentive Plan Proposal”) be approved and adopted.

Proposal No. 8—The Adjournment Proposal—RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, any of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Stock Issuance Proposal or the Incentive Plan Proposal would not be duly approved and adopted by our shareholders or we determine that one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived at the extraordinary general meeting be approved.